UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of a press release issued by Caterpillar Inc. on July 23, 2001. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

July 23, 2001

FOR IMMEDIATE RELEASE

Caterpillar and DaimlerChrysler Revise Cooperation Agreement;
Companies to Focus on Fuel Systems

Caterpillar and DaimlerChrysler first announced a framework agreement in November 2000 to focus on fuel systems, medium duty engines, and engine technology. Both companies have now agreed to concentrate on developing long-term supply agreements for fuel systems and heavy-duty truck engines for DaimlerChrysler’s North American truck unit, Freightliner. Discussions on a medium-duty engine joint venture have been deferred, while the two companies focus their attention on these other initiatives.

"This agreement has been very complex, however we’ve made solid progress during our discussions," said Richard L. Thompson, Caterpillar group president with responsibility for the company’s engine divisions. "I’m pleased to report that we’ve decided to focus on fuel systems and will continue to work together on other engine related technology projects."

"We intend to continue our positive discussions with Caterpillar," said Dr. Eckhard Cordes, head of DaimlerChrysler’s commercial vehicle division. "We want to give this relationship the necessary time to evolve in a sensible way that will benefit both companies. For that reason, it’s essential for us to now focus more intently on the fuel systems side of the business."

Teams of employees from both companies are continuing to work on various engine technology and fuel systems projects.

DaimlerChrysler AG is the world’s leading manufacturer of commercial vehicles. In 2000, the commercial vehicle division of DaimlerChrysler achieved revenues of $27.6 billion and sold 549,000 trucks, vans and buses.

Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial turbines. Headquartered in Peoria, Illinois, the company posted 2000 sales and revenues of $20.18 billion.

Caterpillar Contact:
Jeff Hawkinson
Corporate Public Affairs
Peoria, Illinois
309/675-4715

DaimlerChrysler Contact:
Othmar Stein
Corporate Communications
70546 Stuttgart, Germany
HPC 1115
+49-711-17-95160

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

By: /s/ R. Rennie Atterbury III
July 23, 2001	R. Rennie Atterbury III Vice President